Exhibit 10.4
RELIANCE STANDARD LIFE INSURANCE COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
As Amended and Restated Effective January 1, 2009

 i

RELIANCE STANDARD LIFE INSURANCE COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Article 1
Name
The nonqualified plan set forth herein shall be known as the Reliance Standard Life Insurance Company Supplemental Executive Retirement Plan.
Article 2
Purpose
The Company recognizes that the Internal Revenue Service limitations on compensation that may be taken into account for purposes of determining retirement benefits under a retirement plan qualified under Section 401(a) of the Code may prevent some key employees from realizing sufficient benefits from qualified retirement plans. The purpose of the Supplemental Executive Retirement Plan is to acknowledge and reward certain key employees of the Company for their efforts on behalf of the Company by providing additional postemployment income to such key employees in order to facilitate their attaining adequate levels of retirement income. The Plan was originally effective January 1, 1994, and is hereby amended and restated effective January 1, 2009.
The Plan is intended to constitute a nonqualified deferred retirement plan which, in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA is “unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.”
Article 3
Definitions
For purposes of the Plan, the following words and phrases shall have the following meanings unless a different meaning is plainly required by the context. Wherever used, the masculine pronoun shall include the feminine pronoun and the feminine pronoun shall include the masculine and the singular shall include the plural and the plural shall include the singular.
     3.1 “Actuarial Equivalent” shall mean a benefit of equivalent value determined in accordance with the 1984 Unisex Pension Mortality Table with a three-year setback in age for Participants and no set-back for beneficiaries, and an interest rate of 7 1/2%.
     3.2 “Affiliated Company” shall mean any entity with whom the Company would be considered a single employer under Code Section 414(b) or 414(c) provided that in applying Code Section 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and in applying Regulation 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Regulation 1.414(c)-2.
     3.3 “Anniversary Date” shall mean each January 1 after the Effective Date.
     3.4 “Beneficiary” shall mean the person or persons designated in accordance with the Qualified Pension Plan to receive any benefits under the Qualified Pension Plan in the event of a Participant’s death.
     3.5 “Benefit” shall mean the benefit to which a Participant or Beneficiary is entitled in accordance with Article 6.
     3.6 “Board of Directors” shall mean members of the Board of Directors of the Company.
     3.7 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     3.8 “Committee” shall mean the person or persons appointed by the Board of Directors of the Company to administer the Plan.
     3.9 “Company” shall mean Reliance Standard Life Insurance Company.
     3.10 “Compensation” means the sum of (a) and (b):
               (a) The entire amount of all salaries, wages, overtime pay, commissions, bonuses and similar payments for services rendered to the Company as reported on Form W-2, or on any similar form which may be adopted for federal income tax purposes for the calendar year ending on or within the Company’s fiscal year, plus the dollar value of any bonus paid in the form of options in lieu of cash, but excluding any severance pay, tuition, auto expense, or moving expense reimbursements or allowances, and further excluding any imputed taxable income resulting from Company-provided group life insurance coverage which is included as taxable income on Form W-2 and any amounts contributed by the Company under this Plan or under any other employee benefit plan of the Company.
               (b) Amounts subject to salary reduction under the plans maintained by the Company pursuant to Code Sections 125 and 401(k) and amounts subject to reduction under the Reliance Standard Life Insurance Company Nonqualified Deferred Compensation Plan.
     Such pay shall be limited by the Theoretical Compensation Limit.
     3.11 “Deferred Retirement Date” shall mean the first day of any month coincident with or next following the date the Participant terminates his employment with the Company subsequent to his Normal Retirement Date.
     3.12 “Early Retirement Date” shall mean the first day of any month coincident with or next following the date on which a Participant attains age 55, provided he has completed 10 Years of Service as of such date.
     3.13 “Effective Date” shall mean January 1, 2009.
     3.14 “Employee” shall mean a person who is employed by the Company and falls under the usual common law rules applicable in determining the employer-employee relationship.

     3.15 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     3.16 “Key Employee” shall mean an Employee who earns Compensation in excess of the limitation of Section 401(a)(17) of the Code.
     3.17 “Normal Retirement Age” shall mean the Participant’s 65th birthday.
     3.18 “Normal Retirement Date” shall mean the first day of the month coincident with or next following the date the Participant attains his Normal Retirement Age.
     3.19 “Participant” shall mean any Key Employee who is participating in the Plan in accordance with the provisions set forth herein.
     3.20 “Participating Employer” shall mean
               (a) the Company, Delphi Capital Management, Inc., First Reliance Standard Life Insurance Company, and any Affiliated Company which shall adopt the Plan for their Employees with the approval of the Board of Directors of the Company; and
               (b) any successor to the business entity described in Subsection (a) as a result of a statutory merger, purchase of assets or any other form of reorganization of the business of the business entity described in Subsection (a).
     3.21 “Plan” shall mean the Reliance Standard Life Insurance Company Supplemental Executive Retirement Plan as it may be amended from time to time.
     3.22 “Plan Year” shall mean a period of 12 consecutive months beginning on the Effective Date and each Anniversary Date thereafter.
     3.23 “Qualified Pension Plan” shall mean the Reliance Standard Life Insurance Company Pension Plan as it may be amended from time to time.
     3.24 “Qualified Pension Retirement Benefit” shall mean the normal form of retirement income to which a Participant is entitled under the Qualified Pension Plan at the time such retirement income is payable.
     3.25 “Spouse” means the husband or wife of the Participant.
     3.26 “Theoretical Compensation Limit (TCL)” shall mean, for calendar years prior to 1994, the compensation limit under Code Section 401(a)(17). For any calendar year after 1994, the TCL shall be the TCL from the previous year increased by a cost-of-living adjustment (COLA). The COLA applied to the previous TCL shall be the same as the COLA applied to the compensation limit from the previous year under Code Section 401(a)(17). For 1994, the TCL shall be determined by applying the 1994 COLA under Code Section 415(d) to the 1993 compensation limit of $235,840.

Article 4
Operation and Administration of the Plan
     4.1 Organization of the Committee
               (a) The Board of Directors of the Company shall appoint the members of a Committee to administer the Plan. Upon acceptance of such appointment, each member of the Committee shall serve at the pleasure of the Board of Directors. Any member may resign by delivering his written resignation to the Board of Directors and to the Committee. Vacancies in the Committee arising from resignation, death, or removal shall be filled by the Board of Directors.
               (b) The Committee shall act by a majority of its members unless unanimous consent is required by the Plan or by unanimous approval of its members if there are two or less members in office at the time. In the event of a Committee deadlock, the Committee shall determine the method for resolving such deadlock. No Committee member shall act upon any question pertaining solely to himself, and the other member or members shall make any determination required by the Plan in respect to such member.
               (c) The Committee may, by unanimous consent, delegate specific authority and responsibilities to one or more of its members. The member or members so designated shall use reasonable care and act in a fiduciary capacity.
     4.2 Authority and Responsibility. The Committee shall have full authority and responsibility to formally adopt the final version of the Plan and any amendments thereto which have been prepared in accordance with specifications previously approved by the Board of Directors and to interpret and construe the Plan and determine all questions of the status and rights of the Participants and the amounts of their contributions. Its interpretation, construction or determination, as the case may be, shall be final and conclusive on both the Company and the Participants and their respective successors, assigns, personal representatives and Beneficiaries. Such authority and responsibility shall include, but shall not be limited to, the following:
               (a) appointment of qualified accountants, consultants, administrators, counsel, appraisers, or other persons it deems necessary or advisable, who shall serve the Committee as advisors only and shall not exercise any discretionary authority, responsibility or control with respect to the management or administration of the Plan;
               (b) determination of all Benefits, and resolution of all questions arising from the administration, interpretation and application of the Plan;
               (c) adoption of forms and regulations for the administration of the Plan;
               (d) remedy of all inequity resulting from incorrect information received or communicated, or of administrative error; and
               (e) settlement or compromise of any claims or debts arising from the operation of the Plan and the commencement of any legal actions or administrative proceeding.

     4.3 Records and Reports. The Committee shall keep a record of its proceedings and acts and shall keep books of account, records and other data necessary for the proper administration of the Plan.
     4.4 Required Information. The Company, Participants or Beneficiaries entitled to Benefits shall furnish forms and any information or evidence as reasonably requested by the Committee for the proper administration of the Plan. Failure on the part of any Participant or Beneficiary to comply with such request within a reasonable period of time shall be sufficient grounds for delay in the payment of Benefits until the information or evidence requested is received.
     4.5 Payment of Expenses of Plan. The expenses of the Committee in connection with the administration of the Plan shall be the responsibility of the Company.
     4.6 Indemnification. The Company shall indemnify and hold the members of the Committee harmless against liability incurred in the administration of the Plan, except for the gross negligence or willful misconduct of any member.
Article 5
Eligibility for Participation
     5.1 Each Key Employee who is a Participant in the Plan as of the Effective Date shall continue to be a Participant in the Plan as of the Effective Date. The eligibility under the Plan of an Employee who terminated employment prior to the Effective Date shall be as determined under the terms of the Plan as in effect during his or her employment.
     5.2 Each other Key Employee who is not eligible to participate in the Delphi Capital Management, Inc. Pension Plan for Robert Rosenkranz will be eligible to participate in the Plan as of the Anniversary Date following the attainment of his status as a Key Employee.
     5.3 The Committee shall, through the adoption of a set of rules and regulations, provide for methods used in advising a Key Employee of his eligibility in the Plan.
Article 6
Retirement Benefits
     6.1 Normal or Deferred Retirement. The benefit of a Participant who retires on or after his Normal Retirement Age shall be a monthly lifetime income, commencing on the first day of the month coincident with or next following such Participant’s date of retirement, in an amount equal to the amount set forth in Subsection (a) below, reduced by the amount set forth in Subsection (b) below:
               (a) the amount of the Participant’s benefit, payable in the form of a straight life annuity, that would be provided under the Qualified Pension Plan if the definition of Final Average Earnings under the Qualified Pension Plan recognized Compensation, as defined under this Plan.
               (b) the Participant’s Qualified Pension Retirement Benefit.
     6.2 Early Retirement. A Participant who retires on his Early Retirement Date or on any date thereafter prior to his Normal Retirement Date shall be entitled to a monthly benefit commencing on the first day of the month coincident with or next following such Participant’s date of retirement, in an amount determined in accordance with Section 6.1, calculated under the terms of the Qualified Pension Plan as of such date of retirement, reduced by 1/180 for each of the first 60 months, and 1/360 for each of the next 60 months that benefits commence prior to his Normal Retirement Date.
     6.3 Termination Prior to Early Retirement. A Participant who terminates employment prior to his Early Retirement Date but who has earned the right to a vested benefit under the Qualified Pension Plan shall be entitled to a monthly benefit commencing on the first day of the month coincident with or next following the Participant’s Early or Normal Retirement Date, in an amount determined in accordance with Sections 6.1 and 6.2, calculated under the terms of the Qualified Pension Plan as of such date of termination.
Article 7
Death Benefits
     7.1 Death Prior to Retirement. No death benefits shall be payable under this Plan except as provided by this Article 7.
     7.2 Spouse’s Benefit. If a Participant with a vested accrued benefit dies before payment of his benefit has commenced, his Spouse shall be entitled to receive monthly payments as hereafter provided. In each case, the benefit amount shall be derived from the formula under Section 6.1 at date of death, reduced as appropriate to reflect early commencement in the manner provided in Section 6.2, and converted to a joint and 50% survivor annuity.
               (a) Death after age 55: Payments to the surviving Spouse shall be 50% of the amount the Participant would have received under the Qualified Joint and Survivor Annuity had he elected a joint and 50% survivor annuity with his Spouse as survivor annuitant and had retired on the day before his death and elected to have benefits commence immediately.
               (b) Death before age 55: Payments to the surviving Spouse shall be determined as if the Participant had (i) separated from service on the date of his death, (ii) survived to age 55, (iii) retired with an immediate joint and 50% survivor annuity at age 55, and (iv) died on the day after the day on which he would have attained his 55th birthday.
               (c) The benefits payable pursuant to this Section 7.2 shall cease with the payment for the month in which the Participant’s Spouse dies.
     7.3 Post-Retirement Death Benefit. If a Participant dies after payment of benefits begins, a death benefit shall be payable only if the method of payment he selected expressly provides for a survivor or other benefit payable upon his death.
Article 8
Vesting
     8.1 Upon Early, Normal, or Deferred Retirement. A Participant who retires on or after his Early, Normal, or Deferred Retirement Date shall be entitled to receive his Benefit as of such date.
     8.2 Upon Other Termination of Employment. A Participant whose employment is terminated prior to his Early or Normal Retirement Date or death and before he has earned a vested benefit under the Qualified Pension Plan shall not be entitled to any benefits under this

Plan. A Participant whose employment is terminated prior to his Early or Normal Retirement Date but who has earned the right to a vested benefit under the Qualified Pension Plan shall be entitled to receive his Benefit as of his Early or Normal Retirement Date.
Article 9
Funding
     9.1 All Benefits under the Plan are intended to be in the form of an unfunded obligation of the Company.
     9.2 Nothing contained herein shall create an obligation on the part of the Company to set aside or earmark any monies or other assets specifically for payments under the Plan. At no time shall a Participant or the Participant’s Beneficiary have any right, title or interest in or to any specific fund or assets of the Company. As to any claim for Benefits under the Plan, the Participant or the Participant’s Beneficiary shall be a creditor of the Company in the same manner as any other creditor having a general claim for unpaid compensation.
     9.3 Subject to Sections 9.1 and 9.2, the Board of Directors shall establish a trust (known as a “rabbi trust”) for the purpose of accumulating funds to satisfy the obligations incurred by the Company under the Plan.
Article 10
Regulations Governing Distribution of Benefits
     10.1 Form of Distributions. A Participant’s vested Benefit in this Plan shall be paid at the time set forth in Article 6. Such distribution will be made in the form of a single life annuity, unless prior to commencement of the annuity, the Participant elects to change the form of annuity to one of the following:
          (a) Joint and Survivor Annuity: Reduced monthly payments for the life of the Participant with 50% or 100% of such reduced amount continued to his Beneficiary for life; or
          (b) Life Annuity with 120 Month Term Certain Feature: Reduced monthly payments for life with the provision that if the Participant dies before 120 monthly installments of such benefit are paid to him, monthly installments shall continue to the Participant’s Beneficiary until the total number of such monthly installments paid to both the Participant and his Beneficiary shall equal 120.
     The amount of retirement income payable to a Participant under any form other than a single life annuity shall be the Actuarial Equivalent of his Benefit under the Plan paid in the form of a single life annuity.
     Notwithstanding any provision of this Plan to the contrary, no Benefit shall be paid to any Participant who is a “specified employee” (as defined in Code Section 409A(2)(B)(i)) of the Company or any of its Affiliated Companies before the first day of the seventh month after the date the Participant ceases to be an Employee of the Company or any of its Affiliated Companies, and in that case all amounts otherwise payable on or before the first day of such seventh month shall be paid on that date in a lump sum, without interest. If a Participant dies during the period his Benefit is delayed pursuant to the preceding sentence, any delayed amount shall be paid on that date to the Participant’s Beneficiary in a lump sum, without interest.
     10.2 Claims Procedure for Benefits
               (a) In the event that a benefit hereunder is wholly or partially denied to any Participant or Beneficiary (hereinafter “Claimant”), the following procedures shall be applicable:
                    (i) The Committee shall give written notice of the denial of benefit to the Claimant, setting forth (A) the specific reason for the denial, (B) specific reference to pertinent Plan provisions on which the denial is based, (C) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and (D) the procedure by which the Claimant may appeal the denial of his claim (including the time limits applicable to such procedures and a statement of the Claimant’s rights to bring a civil action under section 502(a) of ERISA, following an adverse benefit determination on review).
                    (ii) Any Claimant shall have the right to request a review of the Committee’s determination. Such request for review must be made in writing and must be filed with the Committee within 60 days of the sending of the Committee’s notice of denial. In connection with any such review, the Claimant or his duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits and shall have the opportunity to submit issues and comments in writing to the Committee. Within 60 days after receipt of the written appeal (unless an extension of time is agreed to by the parties, but in no event more than 120 days after such receipt), the Committee shall notify the Claimant of this final decision. Such final decision shall be in writing and shall include (A) the reasons for the decision, (B) specific references to the pertinent Plan provisions on which the decision is based, (C) a description of the Claimant’s right to, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; (D) a description of any voluntary appeals procedure offered by the Plan, and (E) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA.
     10.3 Substitute Payee. If a Participant or Beneficiary entitled to receive any Benefits hereunder is in his minority, or is, in the judgment of the Committee, legally, physically, or mentally incapable of personally receiving and receipting any distribution, the Committee may make distributions to a legally appointed guardian or to such other person or institution as, in the judgment of the Committee, is then maintaining or has custody of the Participant or Beneficiary.
     10.4 Satisfaction of Liability. After all Benefits have been distributed in full to a Participant or to his Beneficiary, all liability to such Participant or to his Beneficiary shall cease.
     10.5 Nonassignability. No Benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such action shall be void for all purposes of the Plan. No Benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except to such extent as may be required by law.

Article 11
Amendment and Termination
     11.1 Amendment and Termination. The Employer shall have the right at any time to unilaterally amend, modify or terminate the Plan, subject to the limitations of this Section. Any amendment or modification to the Plan shall be adopted by formal action of the Company’s board of directors (except as provided in the following sentence) and executed by an officer authorized to act on behalf of the Company. Notwithstanding the preceding sentence, any such amendment that is for the purpose of curing any ambiguity, correcting or supplementing any provision in the Plan, or making a change that is necessary or appropriate for purposes of compliance with any federal or applicable state law, rule, regulation or any opinion, directive or order of any federal or relevant state governmental authority may be adopted by formal action of the Company’s Pension and Retirement Savings Committee, or any successor to such committee performing similar functions.
     11.2 Participant’s Rights. Notwithstanding the foregoing Subsection 11.1, if the Company amends, modifies or terminates the Plan, any benefits accrued by the Participant under the Plan before the effective date of the applicable amendment, modification or termination may not be reduced by such amendment, modification or termination.
Article 12
General Provisions
     12.1 Limitation of Rights. Neither the establishment of the Plan nor any modification thereof, nor the creation of an account, nor the payment of any Benefits shall be construed as giving any Participant, Beneficiary, or any other person whomsoever, any legal or equitable right against the Company or the Committee unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Committee in accordance with the terms and provisions of the Plan; or as giving any Participant the right to be retained in the service of the Company, and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
     12.2 Construction of Agreement. The Plan shall be construed according to the laws of the Commonwealth of Pennsylvania, and all provisions hereof shall be administered according to, and its validity shall be determined under, the laws of Pennsylvania except where preempted by federal law.
     12.3 Severability. Should any provision of the Plan or any regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall immediately adopt a new provision or regulation to take the place of the one held illegal or invalid.
     12.4 Titles and Headings. The titles and headings of the Articles in this instrument are for convenience of reference only and, in the event of any conflict, the text rather than such titles or headings shall control.

     12.5 Binding Upon Successors. The liabilities under the Plan shall be binding upon any successor or assign of the Company and any purchaser of the Company or substantially all of the assets of the Company.
     12.6 Compliance with Law. The Plan is intended to comply with the applicable requirements of Code Section 409A and its corresponding regulations and related guidance, and shall be administered in accordance with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, distributions from the Plan may only be made in a manner and upon an event permitted by Code Section 409A, and all payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” within the meaning of such term under Code Section 409A. To the extent that any provision of the Plan would cause a conflict with the requirements of Code Section 409A, or would cause the administration of the Plan to fail to satisfy the requirements of Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. In no event may a Participant, directly or indirectly, designate the calendar year of payment.

     TO RECORD the adoption of the Plan as amended and restated herein, the Company has caused its authorized officer to affix its corporate name and seal hereto this 14th day of August, 2008.

RELIANCE STANDARD LIFE INSURANCE COMPANY

Attest:

/S/ CHARLES T. DENARO Secretary	/S/ LAWRENCE E. DAURELLE Authorized Officer	(Seal)

PARTICIPATING EMPLOYERS:

DELPHI CAPITAL MANAGEMENT, INC.

/S/ CHAD W. COULTER Authorized Officer

FIRST RELIANCE STANDARD LIFE INSURANCE COMPANY

/S/ THOMAS W. BURGHART Authorized Officer